EXHIBIT 5.1

[Letterhead of Lemery Greisler LLC]

February 14, 2005

Cicero, Inc.
1433 State Highway 34, Building C
Farmingdale, New Jersey 07727

Re:
Cicero, Inc., a Delaware corporation (the "Company") - Registration Statement on Form S-4 (the "Registration Statement"), as amended (Registration No.________), pertaining to Thirty Million Six Hundred Sixty Five Thousand One Hundred Eighty Eight (31,003,193) shares (the "Shares") of common stock of the Company, par value $0.001 per share ("Common Stock")

Ladies and Gentlemen:

We have acted as corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Act"), by the Company on Form S-4, filed with the Securities and Exchange Commission (the "Commission") on or about February ___, 2005, as amended (the "Registration Statement"). You have requested our opinion with respect to the matters set forth below.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

(i)
the corporate charter of the Company, represented by a Certificate of Incorporation filed with the Delaware Department of State, Division of Corporations (the "Department") on December 17, 2004 (the "Certificate of Incorporation"), and a Certificate of Designations (the “Certificate of Designations”) to be filed with the Department prior to the issuance of the Shares;

(ii)	the Bylaws of the Company, as adopted on December 17, 2004 (the "Bylaws");

(iii)	the Action by Unanimous Written Consent of the Members of the Board of Directors of the Company, dated as of December 17, 2004 (the "Organizational Minutes");

(iv)
resolutions adopted by the Board of Directors of the Company, or committees thereof, dated as of December 30, 2004, and February 8, 2005 (the "Existing Directors' Resolutions" and together with the Organizational Minutes, the "Directors' Resolutions");

(v)	resolutions adopted by the sole stockholder of the Company, dated as of December 30, 2005 (the "Stockholder Resolutions");

(vi)
a certificate of Anthony C. Pizi, the Chairman of the Board, Chief Executive Officer and Chief Technology Officer of the Company, and John P. Broderick, Chief Financial Officer and Chief Operating Officer of the Company, of even date herewith (the "Officers' Certificate"), to the effect that, among other things, the Certificate of Incorporation, the Bylaws, the Existing Directors' Resolutions and the Stockholders Resolutions are true, correct and complete, and that the Certificate of Incorporation, the Bylaws, the Existing Directors' Resolutions, the Stockholder Resolutions and the Agreement and Plan of Merger have not been rescinded or modified and are in full force and effect as of the date of the Officers' Certificate, and certifying as to the manner of adoption of the Existing Directors' Resolutions, the Stockholders Resolutions, the authorization for issuance of the Shares and the form and approval of the Certificate of Designations;

(vii)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed with the Commission pursuant to the Act;

(viii)	Agreement and Plan of Merger, dated December 30, 2004, by and between Level 8 Systems, Inc., a Delaware corporation, and the Company (the "Agreement and Plan of Merger");

(ix)
an accepted and filed Certificate of Incorporation issued by the Department, dated December 17, 2004, to the effect that the Company is duly incorporated and existing under the laws of the State of Delaware; and

(x)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinion set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)
any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)
the Agreement and Plan of Merger has been duly authorized, executed and delivered and, except for with respect to the Company, is the legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms;

(e)	prior to issuance of the Shares the Certificate of Designations will be filed with, and accepted by the Department.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

(2)
The issuance of the Shares has been authorized by all necessary corporate action on the part of the Company, and at the Effective Time (as defined in the Agreement and Plan of Merger) when such Shares are issued and delivered by the Company in exchange for the consideration as provided in the Agreement and Plan of Merger and in accordance with, the Directors' Resolutions, such Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the' identification of our firm as corporate counsel to the Company in the section of the Registration Statement entitled "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Lemery Greisler LLC